FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of October, 2009, by and between BRANDYWINE BLUE FUND, INC. and BRANDYWINE FUND, INC., (collectively the “Companies”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Companies are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as open-end management investment companies, and are authorized to issue shares of beneficial interests of the Brandywine Blue Fund, the Brandywine Advisors MidCap Growth Fund and the Brandywine Fund (each a Fund, collectively, the “Funds”); and

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, each of the Companies desire to retain USBFS to provide accounting services to the Funds listed on Exhibit A hereto (as amended from time to time);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Companies hereby appoint USBFS as fund accountant of the Companies on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to the Funds:

        A.   Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Funds’ investment adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the board of directors of the Companies (the “Board of Directors”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

A-1

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Funds’ custodian.

(6)	Transmit a copy of the portfolio valuation to the Funds’ investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

                 B.   Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Companies as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Companies.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Companies.

(4)	Provide expense accrual and payment reporting.

 C.   Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Funds’ transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Companies.

(3)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Companies, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.        Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Funds to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Funds’ investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Companies.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.         Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Funds’ accounting records available to the Companies, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Companies in connection with any certification required of the Companies pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)
Cooperate with the Companies’ independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Funds’ financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights; Pricing of Securities

USBFS has entered into an agreement with Interactive Data Corporation (“IDC”) which obligates USBFS to include the following provisions in this Agreement.

A.	IDC AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

B.
Companies agree that IDC and its suppliers shall have no liability to the Companies, or a third party, for errors, omissions or malfunctions in the services it provides to USBFS, other than the obligation of IDC to endeavor upon receipt of notice from the Companies, to correct a malfunction, error or omission in any such service.  This paragraph shall not have any affect upon the standard of care and liability of USBFS has set forth in Section 8 of this Agreement.

C.
Companies acknowledge that the services provided by IDC or its suppliers to USBFS are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  Companies accept responsibility for, and acknowledge they exercise their own independent judgment in, its selection of the services provided by IDC to USBFS, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

D.
Companies shall indemnify IDC and its suppliers and hold IDC harmless from any and all losses, damages, liability, costs, including attorneys’ fees, resulting directly or indirectly from any claim or demand against IDC or its suppliers by a third party arising out of or related to the accuracy or completeness of any services provided by IDC to USBFS that are received by the Companies, or any data, information, service, report, analysis or publication derived therefrom. The Companies agree that neither IDC nor its suppliers shall be liable for any claim or demand against the Companies by any third party.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 8 of this Agreement.

E.
Notwithstanding the language provided in Section (3) herein, USBFS is in  no way absolved from any duties and responsibilities set forth in Section two (2) of this Agreement, including performing tolerance checks, reviewing the current day’s activities on a per-share basis and reviewing changes in market value. For instance, USBFS will review daily exception reports to examine securities which exceed set tolerance levels and check those identified securities against a secondary source to confirm the change is due to normal business activity. USBFS shall reimburse the Companies for any payments made by the Companies for services contained in this paragraph F herein, that USBFS fails to perform.

F.
Neither Companies, nor IDC, shall be liable for (i) any special, direct or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit thereof.

G.
Companies acknowledge that IDC’s third party data suppliers may have the right to cause the termination of USBFS’ provision of IDC’s services to Companies, with or without notice, and that neither any third party data supplier nor IDC shall have any liability in connection therewith.  This paragraph shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 8 of this Agreement.

H.
For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Directors and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

I.
In the event that Companies at any time receive data from IDC containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is professional disagreement about which is best.  No evaluation method, including those used by IDC, may consistently generate approximations that correspond to actual “traded” prices of the instruments; (ii) IDC’s methodologies used to provide the pricing portion of certain data may rely on evaluations; however, Companies acknowledge that there may be errors or defects in IDC’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) Companies assume all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of the use of evaluations and other pricing data provided via the services provided by IDC used in Companies’ applications, regardless of any efforts made by IDC in this respect.  USBFS shall immediately notify Companies that an evaluation or evaluations have been used rather than market quotations.  Companies shall indemnify and hold IDC completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the services or data provided by IDC.

4.	Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

5.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Companies under this Agreement.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g.,  postage and delivery charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Companies shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Companies shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Companies are disputing any amounts in good faith.  The Companies shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Companies to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Companies hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
They are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform their obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Companies in accordance with all requisite action and constitutes a valid and legally binding obligation of the Companies, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
They are conducting their business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of their charter, bylaws or any contract binding it or affecting them or their property which would prohibit their execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Companies, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Companies in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Companies shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Companies, as approved by the Board of  Directors of the Companies, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Companies, their successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Companies harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Companies may sustain or incur or that may be asserted against the Companies by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Companies” shall include the Companies’ directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Companies shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Companies, at such times as the Companies may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Companies pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Notification of Error

The Companies will notify USBFS of any discrepancy between USBFS and the Companies, including, but not limited to, failing to account for a security position in the Funds’ portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Companies; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

10.	Data Necessary to Perform Services

The Companies or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Companies, all records and other information relative to the Companies and prior, present, or potential shareholders of the Companies (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Companies, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Companies.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Companies or their agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Companies pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Companies and their shareholders.

B.
The Companies, on behalf of themselves and their directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Companies, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Companies and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Companies or their designee on and in accordance with its request.

13.	Compliance with Laws

The Companies have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Funds relating to their portfolio investments as set forth in their current prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Companies of their responsibilities for assuring such compliance.

14.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  Subsequent to the initial three year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Companies, and authorized or approved by the Board of Directors.

15.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Companies by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Companies, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Companies (if such form differs from the form in which USBFS has maintained the same, the Companies shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Companies.

16.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Companies without the written consent of USBFS, or by USBFS without the written consent of the Companies accompanied by the authorization or approval of the Companies’ Board of Directors.

17.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

18.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Companies shall be sent to:

Friess Associates, LLC
3711 Kennett Pike
PO Box 4166
Greenville, DE 19807.

22.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDYWINE BLUE FUND, INC.                                                                           U.S. BANCORP FUND SERVICES, LLC

By: /s/ Lynda Campbell                                                                                                By:/s/ Michael R. McVoy

Name: Lynda Campbell                                                                                                 Name: Michael R. McVoy

Title: Vice President                                                                                                      Title: Executive Vice President

BRANDYWINE FUND, INC.

By: /s/ Lynda Campbell

Name: Lynda Campbell

Title: Vice President

Exhibit A
to the
Fund Accounting Servicing Agreement
Fund Names

Name of Series
Brandywine Fund
Brandywine Blue Fund
Brandywine Advisors MidCap Growth Fund

A-1

Exhibit B
to the
Fund Accounting Servicing Agreement

FUND ACCOUNTING FUND ADMINISTRATION & COMPLIANCE SERVICES Brandywine Funds FEE SCHEDULE Effective October 1, 2009
Fund Complex Annual Basis Point Fees*: Annual fee based upon assets for the Fund complex
1.2 basis points on the first $3 billion 0.9 basis points on the next $2 billion 0.75 basis points on the balance over $5 billion

Each Fund shall pay its proportional share of the aggregate fees with a minimum annual service fee of $40,000 per Fund.

*Subject to change with changes in the number of funds and/or classes.

Included Services –Securities pricing, performance reporting, Advisor Information Source (AIS), SEC §15(c) reporting

Additional Services
• Tax Services ($6500 per Fund)            $19,500
• Charles River daily fund compliance $30,000 (fee waived)
• CCO Support –Administration           $  2,000
• CCO Support –Fund Accounting      $  2,000

Plus Out-Of-Pocket Expenses – Including but not limited to postage

Available Elective Services – Available but not included above are the following services – multiple classes, legal administration, data delivery, daily pre- and post-performance reporting.

Fees are billed monthly.

B-1